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                       THE BLACK & DECKER CORPORATION
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                        (in millions, except ratios)

                                                Quarter                      Year Ended
                                                 Ended                       December 31
                                           ------------------   -----------------------------------------
                                                                                                                        Year Ended
                                           April 3    April 4                                              Transition  September 24
                                             1994       1993      1993       1992       1991       1990      Period        1989
                                           -------    -------     ----       ----       ----       ----    ----------  ------------
                                                                            (Dollars in millions)
                                                                                 (unaudited)
EARNINGS:
Earnings (loss) before income taxes,
  extraordinary item, and cumulative
  effects of changes in accounting
  principles . . . . . . . . . . . . . . .   $ 21.8    $ 23.6   $ 155.9    $ (29.0)    $ 107.5    $ 123.5    $  (2.0)    $  62.9

Interest expense . . . . . . . . . . . . .     46.0      43.5     180.0      227.6       308.5      398.2      106.9       232.0

Portion of rent expense
  representative of an interest
  factor . . . . . . . . . . . . . . . . .      7.1       7.9      28.5       35.0        32.3       32.0        8.0        17.0
                                             ------    ------   -------    -------     -------    -------    -------     -------
Adjusted earnings before taxes and
  fixed charges. . . . . . . . . . . . . .   $ 74.9    $ 75.0   $ 364.4    $ 233.6     $ 448.3    $ 553.7    $ 112.9     $ 311.9
                                             ======    ======   =======    =======     =======    =======    =======     =======
FIXED CHARGES:
Interest expense . . . . . . . . . . . . .   $ 46.0    $ 43.5   $ 180.0    $ 227.6     $ 308.5    $ 398.2    $ 106.9     $ 232.0

Portion of rent expense
  representative of an interest
  factor . . . . . . . . . . . . . . . . .      7.1       7.9      28.5       35.0        32.3       32.0        8.0        17.0
                                             ------    ------   -------    -------     -------    -------    -------     -------
Total fixed charges. . . . . . . . . . . .   $ 53.1    $ 51.4   $ 208.5    $ 262.6     $ 340.8    $ 430.2    $ 114.9     $ 249.0
                                             ======    ======   =======    =======     =======    =======    =======     =======
RATIO OF EARNINGS TO FIXED CHARGES . . . .     1.41      1.46      1.75       --          1.32       1.29       --          1.25

DEFICIENCY IN CONVERAGE. . . . . . . . . .      --        --        --     $  29.0         --         --     $   2.0         --
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